Exhibit 10.29

THIRD AMENDMENT
TO
LOAN AGREEMENT

     This Third Amendment to Loan Agreement is entered into as of May 5, 2004 (the “Amendment”), by and among COMERICA BANK (“Bank”) and SAFEGUARD DELAWARE, INC. (“Safeguard Delaware”) and SAFEGUARD SCIENTIFICS (DELAWARE), INC. (“Safeguard Scientifics”; Safeguard Scientifics and Safeguard Delaware are sometimes referred to, individually, as a “Borrower” and collectively, the “Borrowers”).

RECITALS

     Borrowers and Bank are parties to that certain Loan Agreement dated as of May 10, 2002, as amended, including without limitation by that certain First Amendment to Loan Agreement dated as of May 9, 2003 and a Second Amendment to Loan Agreement dated as of February 12, 2004 (as so amended, the “Agreement”). The parties desire to further amend the Agreement in accordance with the terms of this Amendment.

     NOW, THEREFORE, the parties agree as follows:

1.	The following definition in Section 1.1 is amended to read as follows:

“Revolving Maturity Date” means May 7, 2005.

2.	Section 5.8 of the Agreement is amended to read as follows:

       5.8      Depository Balances. At all times during the term of this Agreement, Borrowers, collectively, shall maintain in unrestricted deposit accounts maintained by Bank, or in certificates of deposit issued by Bank, a balance of cash and Cash Equivalents that is at least equal to the outstanding balance of the Credit Extensions. Borrowers shall maintain their principal depository accounts with Bank. Each Borrower authorizes Bank to decline to honor any checks, drafts or other items of payment or directions to wire or otherwise transfer funds from Bank if and to the extent that, after giving effect to the payment of any such item or transfer of such funds, Borrowers would not be in compliance with this Section.

3.	Section 5.10 is added to the Agreement, as follows:

       5.10      Cash Balance Report. If the depository balances maintained pursuant to Section 5.8 at any time are less than two times the outstanding balance of the Credit Extensions, Borrower thereafter shall deliver to Bank within 10 days of the last day of each month a cash balance report in form and substance reasonably acceptable to Bank.

4.	Section 6.4 of the Agreement is amended to read as follows:

       6.4      Impairment Charges. Impairment charges relating to Private Partner Companies on a cumulative basis during the term of this Agreement shall not exceed $50,000,000.

5.	A new Section 13 is added to the Agreement to read as follows:

       13.     REFERENCE PROVISION.

       If and only if the jury trial waiver set forth in Section 11 of this Agreement is invalidated for any reason by a court of law, statute or otherwise, the reference provisions set forth below shall be substituted in place of the jury trial waiver. So long as the jury trial waiver remains valid, the reference provisions set forth in this Section shall be inapplicable.

       (a)      Each controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement, any security agreement executed by a Borrower in favor of Bank, any note executed by a Borrower in favor of Bank or any other document, instrument or agreement executed by a Borrower with or in favor of Bank (collectively in this Section, the “Loan Documents”), other than (i) all matters in connection with nonjudicial foreclosure of security interests in real or personal property; or (ii) the appointment of a receiver or the exercise of other provisional remedies (any of which may be initiated pursuant to applicable law) that are not settled in writing within fifteen (15) days after the date on which a party subject to the Loan Documents gives written notice to all other parties that a Claim exists (the “Claim Date”) shall be resolved by a reference proceeding in California in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure, or their successor sections (“CCP”), which shall constitute the exclusive remedy for the resolution of any Claim concerning the Loan Documents, including whether such Claim is subject to the reference proceeding. Except as set forth in this section, the parties waive the right to initiate legal proceedings against each other concerning each such Claim. Venue for these proceedings shall be in the Superior Court in the County where the real property, if any, is located or in a County where venue is otherwise appropriate under state law (the “Court”). By mutual agreement, the parties shall select a retired Judge of the Court to serve as referee, and if they cannot so agree within fifteen (15) days after the Claim Date, the Presiding Judge of the Court (or his or her representative) shall promptly select the referee. A request for appointment of a referee may be heard on an ex parte or expedited basis. The referee shall be appointed to sit as a temporary judge, with all the powers for a temporary judge, as authorized by law, and upon selection should take and subscribe to the oath of office as provided for in Rule 244 of the California Rules of Court (or any subsequently enacted Rule). Each party shall have one peremptory challenge pursuant to CCP §170.6. Upon being selected, the referee shall (a) be requested to set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection and (b) if practicable, try any and all issues of law or fact and report a statement of decision upon them within ninety (90) days of the date of selection. The referee will have power to expand or limit the amount of discovery a party may employ. Any decision rendered by the referee will be final, binding and conclusive, and judgment shall be entered pursuant to CCP §644 in any court in the State of California having jurisdiction. The parties shall complete all discovery no later than fifteen (15) days before the first trial date established by the referee. The referee may extend such period in the event of a party’s refusal to provide requested discovery for any reason whatsoever, including, without limitation, legal objections raised to such discovery or unavailability of a witness due to absence or illness. No party shall be entitled to “priority” in conducting discovery. Either party may take depositions upon seven (7) days written notice, and shall respond to requests for production or inspection of documents within ten (10) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding upon the parties. Pending appointment of the referee as provided herein, the Superior Court is empowered to issue temporary and/or provisional remedies, as appropriate.

       (b)      Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of all hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. Except for trial, all proceedings and hearings conducted before the referee shall be conducted without a court reporter unless a party requests a court reporter. The party making such a request shall have the obligation to arrange for and pay for the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties shall equally bear the costs of the court reporter at the trial and the referee’s expenses

       (c)      The referee shall determine all issues in accordance with existing California case and statutory law. California rules of evidence applicable to proceedings at law will apply to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, to provide all temporary and/or provisional remedies and to enter equitable orders that shall be binding upon the parties. At the close of the reference proceeding, the referee shall issue a single judgment at disposing of all the claims of the parties that are the subject of the reference. The parties reserve the right (i) to contest or appeal from the final judgment or any appealable order or appealable judgment entered by the referee and (ii) to obtain findings of fact, conclusions of laws, a written statement of decision, and (iii) to move for a new trial or a different judgment, which new trial, if granted, shall be a reference proceeding under this provision.

       (d)      If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by the reference procedure herein described will be resolved and determined by arbitration conducted by a retired judge of the Court, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery as set forth in this Section shall apply to any such arbitration proceeding.

     6. Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Each Borrower ratifies and reaffirms the continuing effectiveness of the Agreement and all instruments, documents and agreements entered into in connection with the Agreement.

     7. Each Borrower represents and warrants that the Representations and Warranties contained in the Agreement (other than those that relate to a specific date, which representations and warranties are true and correct as of such date) are true and correct as of the date of this Amendment, and that no Event of Default has occurred and is continuing.

     8. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

     9. As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)	this Amendment, duly executed by Borrowers;

(b)	an amount equal to all Bank Expenses incurred through the date of this Amendment; and

(c)	such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

SAFEGUARD DELAWARE, INC.
By:	CHRISTOPHER J. DAVIS

Title:	Vice President

SAFEGUARD SCIENTIFICS (DELAWARE), INC.
By:	CHRISTOPHER J. DAVIS

Title:	Vice President

COMERICA BANK
By:	LAFE VITTITOE

Title:	Venture Banking Officer

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